Exhibit 99.1

PRESS RELEASE

Hansel E. Tookes II Elected to Harris Corporation

Board of Directors

MELBOURNE, Florida, April 22, 2005 – Harris Corporation (NYSE:HRS) today announced that Hansel E. Tookes II has been elected to its Board of Directors.

Tookes, 57, retired in December 2002 from Raytheon Company, where he served as president and chief executive officer and then chairman of Raytheon Aircraft. He also served as president of Raytheon International. Prior to joining Raytheon in 1999, Tookes spent nearly 20 years with United Technologies Corporation, where he held a variety of leadership positions including president of the Pratt & Whitney Large Military Engine Group and executive vice president of Aircraft Products. Tookes led the Pratt & Whitney Large Military Engine Group as it won the F-35 Joint Strike Fighter program and developed and brought to market Pratt’s engine for the F/A-22 Fighter. He served in the U.S. Navy for seven years flying P-3 Orion aircraft and later was a pilot with United Airlines.

“We are extremely pleased to welcome Hansel to our board,” said Howard L. Lance, chairman, president, and chief executive officer of Harris. “He has had a distinguished career in the aerospace industry and possesses a thorough understanding of technology-driven business environments. We look forward to drawing on his experience and insights as Harris continues to pursue expanding opportunities in both commercial and government markets.”

Tookes is a member of the board of directors of Ryder System, Inc., FPL Group, Inc., and Corning, Inc. He is a member of the National Academies’ Aeronautics and Space Engineering Board and a former member of the Advisory Group to the Secretary of the Air Force. He is on the board of the Florida Education Fund, which provides support for minorities pursuing Ph.D. and law programs, and is a board member of the Florida State University Foundation. Tookes received a B.S. degree in physics from Florida State University and an M.S. degree in aeronautical systems from the University of West Florida. He also completed the Advanced Management Program (AMP) at the Harvard University Graduate School of Business.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

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Editor’s note: Photo available on request

Contact Information:

Tom Hausman
Harris Corporate Headquarters
tom.hausman@harris.com
321-727-9131